Exhibit 4.2

WARRANT

THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE ACT, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE. THIS WARRANT MUST BE SURRENDERED TO THE COMPANY OR ITS TRANSFER AGENT AS A CONDITION PRECEDENT TO THE SALE, TRANSFER, PLEDGE OR HYPOTHECATION OF ANY INTEREST IN ANY OF THE SECURITIES REPRESENTED HEREBY.

NUMBER NW-___________________	ISSUANCE DATE: August ____, 2024

THIS WARRANT WILL BE VOID IF NOT EXERCISED PRIOR TO THE EXPIRATION DATE

(DEFINED BELOW)

LUXURBAN HOTELS INC.

WARRANT

THIS WARRANT CERTIFIES THAT, for value received _______________, is the registered holder (the “Holder”) of a warrant or warrants (the “Warrant(s)”) and is entitled to purchase up to ________________ fully paid and non-assessable shares of common stock, par value $0.00001 per share (“Shares”), of LUXURBAN HOTELS INC., a Delaware corporation (the “Company”) at a purchase price per Share (the “Exercise Price”) equal to 110% of the average VWAP for the three consecutive trading days immediately following the date the Company files its Quarterly Report on Form 10-Q for the six months ended June 30, 2024, not to exceed $0.15 (as may be adjusted from time to time in accordance with this Warrant, including as a result of the Reverse Split). This Warrant is issued pursuant to that certain securities purchase agreement, dated as of August 13, 2024 (“Issuance Date”), between the Company and the Holder (the “Securities Purchase Agreement”) and other investors in a private placement (the “Offering”) relating to the sale of senor promissory notes (the “Notes”). Capitalized terms not defined herein shall have the meanings ascribed to them in the Securities Purchase Agreement. This certificate (“Warrant Certificate”) represents the Warrant(s) referred to herein.

1.	Term and Exercise of Warrants

(a)	Subject to the terms and conditions set forth herein, this Warrant shall be exercisable, in whole or in part, commencing the date of the earliest of (a) Shareholder Approval of both the Reverse Split and Nasdaq Compliance Waiver (and the filing of an amendment to the certificate of incorporation of the Company to effect the Reverse Split as required under the General Delaware Corporation Law) and (b) the 91st day after the initial Closing of the sale of the Notes under the Securities Purchase Agreement (the “Exercisable Date”) and ending on the five-year anniversary of the Issuance Date (the “Expiration Date”). Within two business days of the filing of such amendment to its certificate of incorporation, the Company shall deliver written instruction to its common stock transfer agent to reserve all shares of common stock issuable upon exercise of this Warrant.

(b)	The Warrant entitles the holder thereof to purchase Shares from the Company, commencing on the Exercisable Date upon surrender of this Warrant, delivery of the Notice of Exercise form attached hereto (the “Notice of Exercise”) duly executed to the office of the Company, LUXURBAN HOTELS INC., Attention: Chief Financial Officer, 2125 Biscayne Blvd, Suite 253, Miami, FL 33137 mikej@luxurbanhotels.com (or such other office or agency of the Company as it may designate by notice in writing to the Holder at the address of the Holder appearing on the books of the Company) and payment of the Exercise Price (by cash or by check or bank draft payable to the order of the Company) whereupon the Holder shall be entitled to receive from the Company a stock certificate representing the number of Shares so purchased. In no event will the Company be required to net cash settle any warrant exercise.

2.	Issuance of Shares; Holder’s Exercise Limitations; No Fractional Shares.

(a)	Within three business days after the exercise of this Warrant and the clearance of the funds in payment of the applicable Exercise Price (the “Delivery Deadline”), the Company, at its expense, shall issue to the registered holder of such Warrant a certificate or certificates, or book entry position, for the number of Shares to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it. Upon any exercise of the Warrant for less than the total number of full Shares provided for herein, there shall be issued to the registered holder hereof or the registered holder’s assignee a new Warrant Certificate covering the number of Shares for which the Warrant has not been exercised.

(b)	If, at the time of exercise, the Company has a transfer agent (the “Transfer Agent”), then upon the exercise of this Warrant in whole or in part, the Company shall, at its expense, take all necessary action, including (if necessary) obtaining and delivering an opinion from its counsel, to ensure that the Transfer Agent shall issue Shares in the name of the Holder (or its nominee) or such other persons as designated by the Holder and in such denominations to be specified in the applicable Notice of Exercise.

(c)	If the Transfer Agent is participating in the DTC Fast Automated Securities Transfer (“FAST”) program, and subject to shares being issuable without legend as prescribed by Sections 6 and 7, below, upon written request of the Holder and in lieu of delivering physical certificates representing Shares to be delivered under or in connection with this Warrant Certificate, the Company shall use its commercially reasonable efforts to cause the Transfer Agent to electronically transmit the Shares to the Holder by crediting the account of the Holder’s prime broker with the DTC through its Deposit Withdrawal Agent Commission (“DWAC”) system. The time periods for delivery and penalties described herein shall apply to the electronic transmittals described herein. Any delivery not effected by electronic transmission shall be effected by delivery of physical certificates.

(d)	The Company shall not affect any exercise of this Warrant, and a Holder shall not have the right to exercise any portion of this Warrant, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise, the Holder (together with each person or other entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Holder (the “Affiliates”), and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Company common stock beneficially owned by the Holder and its Affiliates shall include the number of shares of Company common stock issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of shares of Company common stock which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the Holder or any of its Affiliates and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Company common stock Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates. Except as set forth in the preceding sentence, for purposes of this Section 1(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 1(e) applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates) and of which portion of this Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 2(d), in determining the number of outstanding shares of Company common stock, a Holder may rely on the number of outstanding shares of Company common stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Transfer Agent setting forth the number of shares of Company common stock outstanding. Upon the written or oral request of a Holder, the Company shall within two Trading Days confirm orally and in writing to the Holder the number of shares of Company common stock then outstanding. In any case, the number of outstanding shares of Company common stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder or its Affiliates since the date as of which such number of outstanding shares of Company common stock was reported. The “Beneficial Ownership Limitation” shall be 9.99% of the number of shares of the Company common stock outstanding immediately after giving effect to the issuance of shares of Company common stock issuable upon exercise of this Warrant. The Holder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 2(d), provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Company common stock outstanding immediately after giving effect to the issuance of shares of Company common stock upon exercise of this Warrant held by the Holder and the provisions of this Section 2(d) shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2(d) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Warrant.

(e)	Primary Market Limitation. Unless the approval of the Company’s stockholders is not required by the applicable rules of the applicable Trading Market for issuances of Common Stock in excess of the Primary Market Limitation (as defined below), or the Company has obtained such approval, the Company shall not effect any exercise of this Warrant and the Holder shall not have the right to exercise any portion of this Warrant to the extent that, after giving effect to such exercise, alone or in combination with other holders of Warrants of like tenor or any related securities would result in the issuance of shares of Common Stock the Holder would have received in respect of its share of Common Stock in excess of its pro rata share of the Primary Market Limitation (as defined below). For purposes of the foregoing sentence, the Holder’s pro rata share of the Primary Market Limitation shall be equal to (i) the original principal amount of the Note purchased by the Holder in the Offering (and not subsequently disposed except through conversion into New Preferred Stock (as defined in such Note), divided by (ii) the aggregate original principal amount of all Notes sold in the Offering and the purchaser price of all other securities aggregated with the Notes and these Warrants for the purposes of the applicable rules of the applicable Primary Market. The “Primary Market Limitation” shall be 19.99% of the number of shares of the Common Stock outstanding immediately before the first sale of the Notes (or the first sale of any other securities aggregated with the Notes or these Warrants for the purposes of the applicable rules of the applicable Primary Market, if earlier). The limitations contained in this paragraph shall apply to a successor holder of these Warrants.

(f)	No fraction of a Share will be issued upon any exercise of a Warrant. If the holder of a Warrant would be entitled to receive a fraction of a Share upon any exercise of a Warrant, the Company shall, upon such exercise, issue or cause to be issued only the largest whole number of Shares issuable on such exercise (and such fraction of a Share will be disregarded).

3.	Exchange and Registry of Warrant.

(a)	Warrant Certificates, when surrendered at the office of the Company by the Holder in person or by attorney duly authorized in writing, may be exchanged without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants.

(b)	Upon due presentment for registration of transfer of the Warrant Certificate at the office of the Company, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee in exchange for this Warrant Certificate, without charge except for any applicable tax or other governmental charge.

(c)	The Company shall keep and properly maintain at its principal executive offices a register for the registration of this Warrant and any transfers thereof. The Company may deem and treat the person in whose name this Warrant is registered on such register as the Holder thereof for all purposes, and the Company shall not be affected by any notice to the contrary, except any assignment, division, combination or other transfer of this Warrant effected in accordance with the provisions of this Warrant.

4.	Anti-Dilution Adjustments.

(a)	Adjustments for Change in Shares.

(i)	In the event that, after the Issuance Date and prior to the exercise in full of this Warrant, the outstanding the number of Shares shall be subdivided (by distribution, subdivision or otherwise), into a greater number of Shares, the number of Shares issuable on the exercise of each Warrant then in effect shall, concurrently with the effectiveness of such subdivision, be equally, ratably and proportionally increased, as determined in good faith by the Board, which determination shall be final and binding on the Holders absent manifest error. In the event the outstanding Shares shall be combined or consolidated, by reclassification or otherwise, into a lesser number of Shares, the number of Shares issuable on the exercise of each Warrant then in effect shall, concurrently with the effectiveness of such subdivision, be equally, ratably and proportionally decreased, as determined in good faith by the Board, which determination shall be final and binding on the Holders absent manifest error.

(ii)	In the event that, after the Issuance Date and prior to the exercise in full of this Warrant, the Shares are exchanged for, or converted into, another form of equity security of the Company or of any other entity, this Warrant shall be exercisable for an equivalent number of such equity securities, at an equivalent Exercise Price, in each case as determined by the Board acting reasonably, so as to provide the Holder with rights equitably equivalent to the rights held by the Holder by virtue of this Warrant in effect immediately prior to such exchange or conversion, and each reference herein to the Shares issuable on exercise of this Warrant shall be deemed to be a reference to such other equity securities.

(iii)	Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as provided in this Section, the Exercise Price shall be adjusted (to the nearest cent) by multiplying such Exercise Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.

(b)	Other Dividends and Distributions. If the Company shall make or declare, or fix a record date for the determination of holders of equity securities entitled to receive, a dividend or any other distribution payable in cash, securities of the Company or other property, then, and in each such event, the Company shall ensure that provisions are made so that the Holder shall receive upon exercise of this Warrant, in addition to the number of the Shares receivable thereupon, the kind and amount of cash, securities of the Company or other property which the Holder would have been entitled to receive had this Warrant been exercised in full into the Shares on the date of such event and had the Holder thereafter, during the period from the date of such event to and including the date this Warrant is exercised, retained such cash, securities or other property receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this Section with respect to the rights of the Holder; provided, that no such provision shall be made if the Holder receives, simultaneously with the distribution to the holders of equity securities, a dividend or other distribution of such securities, cash or other property in an amount equal to the amount of such securities, cash or other property as the Holder would have received if this Warrant had been exercised in full into the Shares on the date of such event.

(c)	Fundamental Transactions. If, at any time while the Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company or any Subsidiary, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock or 50% or more of the voting power of the common equity of the Company, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the outstanding shares of Common Stock or 50% or more of the voting power of the common equity of the Company (each a “Fundamental Transaction”), then, upon any subsequent exercise of the Warrant, the Holder shall have the right to receive, for each Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder (without regard to any limitation in this Warrant on the exercise of this Warrant), the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which the Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to any limitation in Section 2(e) of the Warrant on the exercise of the Warrant). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Warrant Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of the Warrant following such Fundamental Transaction. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under the Warrant in accordance with the provisions of Section 3(e) of the Warrant pursuant to written agreements prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for the Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Warrant which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon exercise of the Warrant (without regard to any limitations on the exercise of the Warrant) prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of the Warrant immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall be added to the term “Company” under the Warrant (so that from and after the occurrence or consummation of such Fundamental Transaction, each and every provision of the Warrant and the other Transaction Documents referring to the “Company” shall refer instead to each of the Company and the Successor Entity or Successor Entities, jointly and severally), and the Successor Entity or Successor Entities, jointly and severally with the Company, may exercise every right and power of the Company prior thereto and the Successor Entity or Successor Entities shall assume all of the obligations of the Company prior thereto under the Warrant and the other Transaction Documents with the same effect as if the Company and such Successor Entity or Successor Entities, jointly and severally, had been named as the Company herein.

(d)	Certain Events. If any event of the type contemplated by the provisions of this Section but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features) occurs, then the Board shall make an appropriate adjustment in the number of the Shares issuable upon exercise of this Warrant so as to protect the rights of the Holder in a manner consistent with the provisions of this Section; provided, that no such adjustment pursuant to this Section 4(c) shall increase the Exercise Price or decrease the number of the Shares issuable hereunder.

(e)	Notice of Adjustment. Upon the occurrence of each adjustment or readjustment of the number of Shares issuable on the exercise of each Warrant, the Company (at its expense) shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Holder a notice setting forth (1) such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based and (2) the number of Shares issuable on the exercise of each Warrant at the time in effect.

(f)	Closing of Books. The Company will not close its stockholder books or records, other than in the ordinary course, in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.

(g)	Miscellaneous. All calculations hereunder shall be made to the nearest cent or to the nearest twentieth decimal place of a fractional Share, as the case may be.

5.	Adjustment as required for Stock Exchange Compliance. This Warrant shall be automatically adjusted as required to maintain compliance by the Company with the listing rules and other regulations of the stock exchange upon which the Company’s securities are listed (the “Primary Market”). The Primary Market is presently the Nasdaq Stock Market, LLC.

6.	Transferability; Compliance with Securities Laws.

(a)	This Warrant may not be transferred or assigned in whole or in part without compliance with all applicable United States, state, and foreign securities laws by the transferor and transferee (including the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, if requested by the Company). Subject to such restrictions, prior to the Expiration Date, this Warrant and all rights hereunder are transferable by the Holder hereof, in whole or in part, at the office or agency of the Company referred to in Section 1(b) above. Any such transfer shall be made in person or by the Holder’s duly authorized attorney, upon surrender of this Warrant together with the Form of Transfer attached hereto properly endorsed.

(b)	The Holder of this Warrant, by acceptance hereof, acknowledges that this Warrant and the Shares issuable upon exercise hereof are being acquired solely for the Holder’s own account and not as a nominee for any other party, and for investment, and that the Holder will not offer, sell, or otherwise dispose of this Warrant or any Shares to be issued upon exercise hereof except under circumstances that will not result in a violation of the Securities Act or any state or foreign securities laws. Upon exercise of this Warrant, the Holder shall, if reasonably requested by the Company and if required by applicable law or regulation, confirm in writing, in a form satisfactory to the Company, that the Shares so purchased are being acquired solely for Holder’s own account and not as a nominee for any other party, for investment, and not with a view toward distribution or resale.

(c)	The Shares have not been registered under the Securities Act, and this Warrant may not be exercised except by (1) the original purchaser of this Warrant from the Company or (2) an “accredited investor” as defined in Rule 501(a) under the Securities Act. Each certificate representing Shares issued on exercise of this Warrant or other securities issued in respect of such Shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any other legend required under applicable securities laws):

THE SHARES OF COMMON STOCK EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS COVERING ANY SUCH TRANSACTION OR UNLESS THE COMPANY SHALL HAVE RECEIVED AN OPINION OF ITS COUNSEL THAT REGISTRATION OF SUCH SHARES UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.

7.	Removal of Restrictive Legends. Neither this Warrant nor any certificates evidencing the Shares or any other equity securities issuable or deliverable under or in connection with this Warrant shall contain any legend restricting the transfer thereof in any of the following circumstances: (i) while a registration statement covering the sale or resale of the Shares is effective under the Securities Act; (ii) following any sale of this Warrant, any of the Shares or any other equity securities issued or delivered to the Holder under or in connection herewith pursuant to Rule 144; (iii) if this Warrant, the Shares or any other equity securities are eligible for sale under Rule 144(b)(1); or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission) (collectively, the “Unrestricted Conditions”). If the Unrestricted Conditions are met at the time of the issuance of the Shares, the Company shall cause its counsel, at its expense, to issue a legal opinion to the Transfer Agent, if required by such Transfer Agent to effect the issuance of the Shares or any other shares of equity securities issuable or deliverable under or in connection with this Warrant, as applicable, without a restrictive legend or removal of the legend hereunder. If the Unrestricted Conditions are met at the time of issuance of the Shares, then the Shares shall be issued free of all legends.

8.	Redemption.

(a)	Warrants to purchase that number of shares of Common Stock equal to the Four-Week Average Weekly Trading Volume may redeemed (a “Redemption”), at the option of the Company, at any time commencing December 1, 2024 and prior to the Warrants’ expiration, at the office of the Company, upon the notice referred to in subsection 8(b), below, at the price of $.01 per Warrant (“Redemption Price”), provided that the volume weighted average closing price of the Common Stock has been at least $0.50 per share (subject to adjustment in accordance with Section 4 hereof), for seven (7) trading days out of ten (10) consecutive trading days ending on the third Business Day prior to the date on which notice of redemption is given. The “Four-Week Average Weekly Trading Volume” shall mean that average number of shares traded on the Primary Market each week over the last 20 consecutive trading days immediately prior to the date on which notice of redemption is given. Warrants shall be redeemed pro ratably among all holders of the Warrants. The Company may effect additional redemptions from time to time beginning no earlier than five trading days after the consummation of any prior redemption of Warrants (provided that the conditions for redemption continue to be fulfilled or are fulfilled again thereafter).

(b)	In the event the Company shall elect to redeem Warrants, the Company shall fix a date for each such redemption (the “Redemption Date”). Notice of redemption (“Redemption Notice”) shall be mailed by first class mail, postage prepaid, by the Company not less than ten days prior to the Redemption Date to the registered holders of the Warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the registered holder received such notice.

(c)	The Warrants may be exercised, for cash at any time after notice of redemption shall have been given by the Company and prior to the Redemption Date. On and after the Redemption Date, the record holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Redemption Price.

(d)	Notwithstanding the foregoing, if the exercise of Warrants subject to Redemption would, at the time of the Redemption Date, result in the Holder exceeding the Beneficial Ownership Limitation, then only that number of Warrants shall be subject to redemption at the Redemption Date by the Company in the Redemption such that if same were exercised by the Holder on the Redemption Date such Holder’s then ownership of the Company’s common stock would remain one share below the Beneficial Ownership Limitation. In the event of a Redemption, the Holder shall notify the Company in writing of any potential breach of the Beneficial Ownership Limitation (based on the number of Warrants to be redeemed as set forth in the Redemption Notice) at least two business days prior to the Redemption Date. The remaining Warrants that were otherwise subject to the Redemption (but for the Beneficial Ownership Limitation) shall be deemed irrevocably exercised as of the Redemption Date and issuance of the Share therefor (the “Abeyance Shares”) shall be made from time to time as when such issuance would not breach the Beneficial Ownership Limitation and as long as the weighted average closing price conditions for Redemption prescribed by Section 8(a), above, are then being met. The Holder shall notify the Company in writing within ten business days of the date any such Abeyance Shares may be issued, providing in such notice the number of Abeyance Shares that may be issued and payment for the Exercise Price for such Abeyance Shares. If the Holder fails to timely provide such notice and Exercise Price payment, the number of Abeyance Shares that should have been issuable at such time shall be deemed terminated and forfeited.

9.	Payment of Taxes. The Company will from time to time promptly pay all taxes and charges that may be imposed in respect of the issuance or delivery of shares upon the exercise of Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such shares.

10.	Representations and Warranties. The Company represents and warrants to, and agrees with, the Holder as follows:

(a)	Due Organization. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the state of its formation and has all requisite corporate power and authority to carry on its business as now conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

(b)	Authorization; Binding Obligation. This Warrant has been duly executed by the Company and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of this Warrant. Except as may be limited by applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights, all corporate action has been taken on the part of the Company, its officers, directors, and stockholders necessary for the authorization, execution and delivery of this Warrant. The Company has taken all corporate action required to make all the obligations of the Company reflected in the provisions of this Warrant the valid and enforceable obligations they purport to be. The issuance of this Warrant and the Shares issuable upon exercise of this Warrant will not be subject to preemptive rights of any stockholders of the Company. No consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by the Company, other than those which have been made or obtained, in connection with (i) the execution or enforceability of this Warrant or (ii) the consummation of any of the transactions contemplated hereby, including the issuance of the Shares upon exercise of this Warrant.

(c)	Compliance with Other Instruments. The authorization, execution and delivery of the Warrant will not constitute or result in a default or violation of any law or regulation applicable to the Company or any term or provision of the Company’s Certificate of Incorporation or bylaws, or any material agreement or instrument by which it is bound or to which its properties or assets are subject.

(d)	Valid Issuance. This Warrant, and all the Shares which may be issued upon the exercise of this Warrant, and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and non-assessable, and free of any liens and encumbrances (including preemptive or similar rights) except for restrictions on transfer provided for (i) in this Warrant, (ii) under applicable federal and state securities laws, or (iii) in the Charter. Based in part upon the representations and warranties of the Holder in this Warrant, this Warrant and all the Shares issuable upon exercise of this Warrant will be issued in compliance with all applicable federal and state securities laws. The Company covenants that it shall at all times cause to be reserved and kept available out of its authorized and unissued capital stock such number of the Shares and other securities for which this Warrant may be exercisable or for which the Shares may be convertible as will be sufficient to permit the exercise in full of this Warrant.

(e)	No Violation; Registration. The Company shall take all such actions as may be necessary to ensure that all the Shares are issued without violation by the Company of any applicable law or governmental regulation or any requirements of any trading market or securities exchange upon which shares of the Company’s common stock or other securities constituting the Shares may be listed at the time of such exercise (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance). If the Unrestricted Conditions are satisfied at the time of exercise of this Warrant, the Company shall cause the Shares, immediately upon such exercise, to be listed on any such trading market or securities exchange upon which shares of common stock or other securities constituting the Shares are listed at the time of such exercise.

11.	No Rights as a Stockholder; No Liability. Except as specifically set forth herein, this Warrant, by itself, does not entitle the registered holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant to purchase the Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Shares or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

12.	No Impairment.

(a)	Notwithstanding anything herein to the contrary, nothing contained in this Warrant shall affect, limit or impair the rights and remedies of the Holder or its affiliates (x) in their capacity as a lender, creditor, or similar, as applicable, to the Company or any of its subsidiaries or affiliates, or (y) pursuant to any other agreements or instruments entered into by the Holder (or its affiliates) and the Company or any of its subsidiaries or affiliates. Without limiting the generality of the foregoing, neither the Administrative Agent (as defined in the Loan Agreement) nor any of its affiliates, in exercising their rights as lenders will have any duty to consider (i) its (or its affiliates’) status as a direct or indirect shareholder of the Company and its subsidiaries, (ii) its (or its affiliates’) direct or indirect ownership of the Shares of the Company or any of its subsidiaries, or (iii) any duty it (or its affiliates) may have to any other direct or indirect shareholders of the Company and its subsidiaries, except as may be required under the applicable loan documents.

(b)	The Company shall not, by amendment of its Charter or bylaws, through any shareholders, voting or similar agreement, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it hereunder, but shall at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may reasonably be requested by the Holder in order to protect the exercise rights of the Holder against dilution or other impairment, consistent with the tenor and purpose of this Warrant. Without limiting the generality of the foregoing, the Company (x) will not increase the par value of any the Shares above the then-applicable Exercise Price, (y) will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Shares upon the exercise of this Warrant, and (z) will use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under this Warrant.

13.	Effect of Headings. The section headings herein are for convenience only and are not part of this Warrant and shall not affect the interpretation thereof.

14.	Modification and Waiver. Subject to Section 5, this Warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the Company, one the one hand, and the holders of a majority of the then outstanding Warrants of like tenor, on the other hand.

15.	Notices. Any notice, request or other document required or permitted to be given or delivered to the Holder or the Company shall be delivered through email, or shall be sent by certified or registered mail, postage prepaid, to the Holder at its address as shown on the books of the Company or to the Company at the address indicated therefor in the first paragraph of this Warrant.

16.	Governing Law. This Warrant shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Delaware.

17.	Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of the Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies provided herein. If the Company willfully and knowingly fails to comply with any provision of this Warrant, which results in any material damages to the Holder, the Company shall pay to the Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

18.	Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of the Holder. The provisions of this Warrant are intended to be for the benefit of the Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of the Shares.

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized officer.

Dated: August _____, 2024

LUXURBAN HOTELS INC.

By:
	Name:	Michael James
	Title:	Chief Financial Officer

Accepted and Acknowledged by:

[INVESTOR]

By:
Name:
Title:

[Signature Page to Penny Warrant]

NOTICE OF EXERCISE

To Be Executed by the Registered Holder in Order to Exercise Warrants

The undersigned Registered Holder irrevocably elects to exercise ____________ Warrants represented by this Warrant Certificate, and to purchase the Shares issuable upon the exercise of such Warrants, and requests that Certificates for such shares shall be issued in the name of

(PLEASE TYPE OR PRINT NAME AND ADDRESS)

(SOCIAL SECURITY OR TAX IDENTIFICATION NUMBER)
and be delivered to
(PLEASE PRINT OR TYPE NAME AND ADDRESS)

and, if such number of Warrants shall not be all the Warrants evidenced by this Warrant Certificate, that a new Warrant Certificate for the balance of such Warrants be registered in the name of, and delivered to, the Registered Holder at the address stated below:

Dated:

(SIGNATURE)

(ADDRESS)

(TAX IDENTIFICATION NUMBER)

(EMAIL ADDRESS)

NOTICE OF EXERCISE

To Be Executed by the Registered Holder in Order to Exercise Warrants

The undersigned Registered Holder irrevocably elects to exercise ____________ Warrants represented by this Warrant Certificate, and to purchase the Shares issuable upon the exercise of such Warrants

The undersigned requests that Certificates for such shares shall be issued in the name of and be delivered to

(PLEASE PRINT OR TYPE NAME AND ADDRESS)

and, if such number of Warrants shall not be all the Warrants evidenced by this Warrant Certificate, that a new Warrant Certificate for the balance of such Warrants be registered in the name of, and delivered to, the Registered Holder at the address stated below.

Dated:

[ ]

By:
Name:
Title:

(ADDRESS AND EMAIL)

(TAX IDENTIFICATION NUMBER)

FORM OF TRANSFER

To Be Executed by the Registered Holder in Order to Transfer Warrants

For Value Received, ___________________ hereby sell, assign, and transfer unto

(PLEASE TYPE OR PRINT NAME AND ADDRESS)

(SOCIAL SECURITY OR TAX IDENTIFICATION NUMBER)

and be delivered to
(PLEASE PRINT OR TYPE NAME AND ADDRESS)

_______________________________ of the Warrants represented by this Warrant Certificate, and hereby irrevocably constitute and appoint _______________________________ Attorney to transfer this Warrant Certificate on the books of the Company, with full power of substitution in the premises.

Dated:

THE SIGNATURE TO THE ASSIGNMENT OF THE SUBSCRIPTION FORM MUST CORRESPOND TO THE NAME WRITTEN UPON THE FACE OF THIS WARRANT CERTIFICATE IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATSOEVER, AND MUST BE GUARANTEED BY A COMMERCIAL BANK OR TRUST COMPANY OR A MEMBER FIRM OF THE NASDAQ, NEW YORK STOCK EXCHANGE, PACIFIC STOCK EXCHANGE, OR CHICAGO STOCK EXCHANGE.